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                          PRUDENTIAL TAX-MANAGED FUNDS
                       PRUDENTIAL TAX-MANAGED EQUITY FUND

                              SUBADVISORY AGREEMENT

     Agreement made as of this 2nd day of March, 2001 between Prudential Investments Fund Management LLC (PIFM or the Manager) and The Prudential Investment Corporation (the Subadviser or PIC).

     WHEREAS, the Manager has entered into a Management Agreement, dated March 2, 2001 (the Management Agreement), with Prudential Tax-Managed Funds (the Fund), a Delaware business trust and an open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PIFM acts as Manager of the Fund; and

     WHEREAS, PIFM desires to retain the Subadviser to provide investment advisory services to the Fund on behalf of its series, Prudential Tax-Managed Equity Fund (individually and collectively, with the Fund, referred to herein as the Fund) and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

     WHEREAS, this Agreement was approved by the Fund's shareholders at a meeting held on March 1, 2001 and is intended to supersede the agreement dated December 8, 1998, and amended and restated as of January 1, 2000, between PIFM and the Subadviser;

     NOW, THEREFORE, the Parties agree as follows:

     1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Fund, the Subadviser shall manage such portion of the investment operations of the Fund as the Manager shall direct and shall manage the composition of the Fund's portfolio(s), including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

               (i) The Subadviser shall provide supervision of such portion of the Fund's investments as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

               (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Fund and with the instructions and directions of the Manager and of the Board of Trustees of the Fund, cooperate with the Manager's (or its designee's) personnel responsible for monitoring the Fund's compliance and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among

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          other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission.

               (iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Fund, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated or any broker or dealer affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Trustees may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated or any broker or dealer affiliated with the Subadviser may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Fund with such brokers or futures commission merchants, subject to review by the Fund's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

               On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

               (iv) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph
          (f) of Rule 31a-1 under the 1940 Act, and shall render to the Fund's Board of Directors such periodic and special reports as the Directors may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or

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          employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

               (v) The Subadviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

               (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Manager understand and agree that if the Manager manages the Fund in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Fund's Board as to whether the contract with the Subadviser should be renewed, modified, or terminated and
          (iii) periodically report to the Fund's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

     (b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

     (c) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

     (d) The Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 and other applicable state and federal regulations.

     (e) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and
     (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

     2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement.

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     3.  For the services provided and the expenses assumed pursuant to this
     Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A.

     4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

     5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
     Act) or upon the termination of the Management Agreement.

     6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

     8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

     9.  This Agreement shall be governed by the laws of the State of New
     York.

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     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


          PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC

          BY: /s/ Robert F. Gunia
              -------------------
              Robert F. Gunia
              Executive Vice President

          THE PRUDENTIAL INVESTMENT CORPORATION

          BY: /s/ John R. Strangfeld
              ----------------------
             John R. Strangfeld
             President

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                                   SCHEDULE A

--------------------------------------------------------------- ---------------------
Prudential Index Series Fund                                    0.150%
   Prudential Stock Index Fund
--------------------------------------------------------------- ---------------------
Prudential Sector Funds, Inc.
   Prudential Financial Services Fund - Enhanced Index Segment  0.375%
   Prudential Health Sciences Fund - Enhanced Index Segment     0.375%
   Prudential Technology Fund - Enhanced Index Segment          0.375%
--------------------------------------------------------------- ---------------------
Prudential Tax-Managed Funds
   Prudential Tax-Managed Equity Fund                           0.325% to $500 mil.
                                                                0.285% over $500 mil.
--------------------------------------------------------------- ---------------------
Prudential Tax-Managed Small-Cap Fund, Inc.                     0.390%
--------------------------------------------------------------- ---------------------
The Prudential Investment Portfolios, Inc.
   Prudential Active Balanced Fund                              0.325% to $ 1bil.
                                                                0.285% over $1bil.
--------------------------------------------------------------- ---------------------
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